Exhibit 99.1

[LOGO APPEARS HERE]

FROM:	Ketchum

Six PPG Place—Pittsburgh, Pa. 15222-5488

Contact: Mark Deasy – (412) 456-3843

FOR:	MSA (Mine Safety Appliances Company)

Ticker: MSA (AMEX)

Contact: Dennis L. Zeitler – (412) 967-3047

FOR IMMEDIATE RELEASE

Strong Performance at MSA Continues

Global Safety Equipment Manufacturer Announces Record First Quarter Results

PITTSBURGH, May 7, 2003 – Strong demand for respiratory protection products in military, homeland security, and fire service markets and continued growth in international markets led to record quarterly earnings for Mine Safety Appliances Company (Amex: MSA).

Net sales for the first quarter of 2003 were $160,391,000, compared with $128,058,000 for the first quarter of 2002. Net income for the first quarter was $12,013,000, or 98 cents per share, compared with $7,984,000, or 66 cents per share, for the same quarter last year.

First quarter 2003 sales growth occurred primarily in North America and Europe. Sales improvements in North America reflect strong shipments of breathing apparatus to the fire service market and gas masks to military and homeland security markets. Sales in North America and Europe also benefited from the inclusion of MSA Gallet, which was acquired during the second quarter of 2002. Sales in other international markets were mixed, but somewhat higher than in the first quarter of 2002, with the most significant growth occurring in Latin America. When stated in U.S. dollars, sales benefited by approximately $5 million from the strengthening of international currencies, especially the euro, against the dollar.

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As stated previously, the company continues to explore strategic options, including the possible sale, of its Callery Chemical Division and is currently in discussions with potential purchasers. Accordingly, net sales exclude Callery Chemical Division sales and the division’s after tax income is reported as discontinued operations.

Net income from continuing operations rose 36 percent on higher sales to $10,499,000 for the first quarter of 2003, compared to $7,724,000 in the first quarter of last year. Net income from discontinued operations improved to $1,514,000 in the current quarter, compared to $260,000 in the first quarter of 2002. First quarter 2003 net income from continuing operations included a one-time charge to settle an alleged patent issue. Net income from discontinued operations in the current quarter benefited from higher sales and the absence of depreciation expense on property classified as held for sale.

“I am very pleased with how the many initiatives we’ve undertaken over the last several years have come together in this quarter and, combined with higher external funding availability, have produced such fine results,” said John T. Ryan III, Chairman and Chief Executive Officer. “Strategic efforts in new product development have produced MSA products with distinctive and industry-leading performance characteristics, particularly in self-contained breathing apparatus, gas masks, escape respirators and thermal imaging cameras. Additionally, innovative organizational initiatives by our sales force have helped MSA gain a very good share of increased U.S. Government funding made available for homeland security and fire service requirements in North America.” Mr. Ryan noted that new product standards have also helped generate growth by encouraging equipment purchases and upgrades by MSA customers. “Considerable manufacturing efforts were put forth to

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significantly increase production of key products to meet demand,” Mr. Ryan said. “The total result was very satisfactory and gave the company a strong start ahead of our 2003 goals.”

Mr. Ryan added that some additional business was seen in response to U.S. military needs and to the SARS epidemic. However, SARS-related products are only a modest part of MSA’s current product portfolio, and the overall effect of this increased market demand is not expected to be significant.

Mr. Ryan concluded, “Our outlook is generally favorable, but it remains to be seen whether the extent of spending in key areas will continue at current high levels. In the past, the fire service has been a market with considerable funding and purchasing volatility. Nevertheless, MSA stands ready to serve this market with breathing apparatus that meet new performance tests and that have just started to receive approval under a new Chemical Biological Radiological Nuclear (CBRN) Standard. A similar standard for gas masks has recently been published and another for escape devices is expected. MSA will diligently pursue approvals of our products under these two new standards.”

From an overall perspective, Mr. Ryan said continued sluggishness in the global economy is a concern, particularly in Continental Western Europe. “Sales in our regular industrial markets have generally started at expected levels, but a pickup in the North American economy would provide a further and welcome lift.”

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Established in 1914, MSA is the world’s leading provider of quality products and services that protect people’s health, safety and the environment. MSA products are available in more than 140 countries and are supported globally by 27 international MSA affiliates.

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve a number of risks, uncertainties and other factors that could cause actual results to differ materially from expectations contained in such statements. Factors that may materially affect financial condition and future results include: global economic conditions; the impact of unforeseen economic and political changes, including the threat of terrorism and its potential consequences; the timely and successful introduction of new products; the availability of funding in fire service and homeland security markets; the ability of third party suppliers to provide key materials and components; liquidity; the company’s ability to successfully integrate acquisitions and complete divestitures; and interest and currency exchange rates.

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The results from operations for the three-month period ended March 31 are as follows.

(Note: Amounts in thousands, except earnings per share and shares outstanding)

	Three Months March 31
	2003	2002
Net sales	$160,391	$128,058
Other income (expense)	96	(157)
Cost of products sold	98,895	77,337
Selling and administrative costs	39,096	30,672
Depreciation, amortization
and other costs	5,362	6,736

Income from continuing
operations before income taxes	17,134	13,156
Provision for income taxes	6,635	5,432

Net income from continuing operations	10,499	7,724
Net income from discontinued operations	1,514	260

Net income	12,013	7,984

Basic earnings per share
Continuing operations	$.86	$.64
Discontinued operations	.12	.02

Net income	.98	.66

Diluted earnings per share
Continuing operations	$.86	$.63
Discontinued operations	.12	.02

Net income	.98	.65

Average number of common shares outstanding (basic)	12,210,194	12,108,675